Exhibit 10.1

INVESTMENT AGREEMENT

This Agreement is entered into this 5th day of May 2017 BETWEEN:

(1)	REBEL GROUP INC. (CIK No. 0001532158) (“Rebel Group”), a company incorporated in the State of Florida and having its principal executive office at 7500A Beach Road, Unit 12-313, The Plaza, Singapore 199591;

(2)	PURE HEART ENTERTAINMENT PTE LTD (RC No. 200007374H) (“Pure Heart”), a company incorporated in Singapore and having its registered address at 7500A Beach Road #12-313 The Plaza, Singapore 199591;

(3)	LEONG KHIAN KIEE (NRIC No. S0170169Z) (“LKK”), of 65 Shelford Road #02-11 Shelford Regency, Singapore 288455;

(4)	TENG CHEE KEONG (NRIC NO.S7418771D) (“TCK”), of Apt Blk 4 Sago Lane #14-103 Singapore 050004.

WHEREAS:

(A)	As at the date of this Agreement, Rebel Group has an issued and paid-up capital of US$315,715 divided into 23,531,548 shares. LKK is a majority shareholder of Rebel Group.

(B)	Pure Heart is a wholly-owned subsidiary of Rebel Group.

(C)	TCK has agreed to invest in Rebel Group on the terms and subject to the conditions contained in this Agreement.

IT IS HEREBY AGREED:

1	Definitions

1.1	In this Contract, words and expressions used shall have the meanings set out hereunder, or as defined in this Contract, unless the context otherwise requires:

"Agreement" means this Contract;

“Board of Directors” or “”Directors” means the directors for the time being of Rebel Group;

“Business Day” means a day (other than Saturday, Sunday or public holidays in Singapore and/or the United States) in which banks are open for general business in Singapore and the United States;

“Clause” means clauses in this Contract;

“Completion Date” means 12 May 2017 or such other date as may be agreed between the parties;

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“Conversion Amount” means the aggregate amount of the Loan, being US$300,000;

“Conversion Date” shall have the meaning ascribed in Clause 7.4(i);

“Conversion Notice” means a notice in writing issued by TCK to Rebel Group substantially in the form set out in Annex A;

“Conversion Period” shall have the meaning ascribed in Clause 7.2;

“Conversion Right” shall have the meaning ascribed in Clause 7.1;

“Conversion Shares” means if the Conversion Right is exercised (a) in accordance with Clause 7.3(i), 600,000 new Shares or (b) in accordance with Clause 7.3(ii), 500,000 new Shares, to be issued by Rebel Group upon the conversion of the Loan, such Shares to be issued free from all claims, charges, liens and other Encumbrances and shall rank pari passu with the then existing Shares in the capital of Rebel Group;

“Encumbrance” means any mortgage, assignment of receivable, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest, any other encumbrance, condition or security interest whatsoever or any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect;

“Event of Default” means any of the events described in Clause 12;

“Extended Maturity Date” shall have the meaning in Clause 4.2;

“Loan” shall have the meaning ascribed in Clause 2.1;

“Loan Disbursement Date” means 5 May 2017 or such other date as may be agreed between the parties;

“Maturity Date” shall have the meaning in Clause 4.1;

“Shares” means ordinary shares issued and outstanding in the common stock of Rebel Group;

“Shareholders” means the shareholders of Rebel Group;

“Subscription Shares” means 1,400,000 new ordinary shares in the capital of Rebel Group;

“Subscription Price” means US$0.50 for each Subscription Share;

“Tax” or “Taxation” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failures to pay or any delay in paying any of the same);

“S$” and “Singapore Dollars” means the lawful currency of Singapore.

“USD” and “US$” means the lawful currency of The United States of America.

“Year” means one calendar year.

1.2	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined herein) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to the “Annexes”, “Clauses” and “Recital” are to be construed as references to the annexes, clauses and recital of this Agreement respectively. Any reference to a sub clause or a paragraph is to a sub clause or paragraph of the clause in which such reference appears. Any reference to a time of the day is to be construed as Singapore time unless otherwise stated.

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1.3	References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced. References to a statutory provision include any subordinate legislation made from time to time under that provision.

2	THE LOAN

2.1	TCK has agreed to grant to Rebel Group a convertible loan of in the aggregate principal amount of United States Dollars US$300,000 (the “Loan”) subject to the terms of this Agreement.

2.2	Unless otherwise notified by Rebel Group in writing, the Loan shall be disbursed by TCK no later than the Loan Disbursement Date. The Loan shall be disbursed in immediately available funds to the following account of Rebel Group

A/C Name	:	Pure Heart Entertainment Pte Ltd
A/C Number (USD A/C)	:	392 901 126 9
(S$ A/C)	:	392 303 860 2
Bank Name	:	United Overseas Bank Limited (Jalan Sultan Branch)
Bank Address	:	200 Jalan Sultan #01-06 Textile Centre, Singapore 199018
SWIFT Address	:	UOVBSGSG

3	USE OF PROCEEDS

Rebel Group shall utilise the Loan paid by TCK for Mixed Martial Arts event operations in China.

4	REPAYMENT

4.1	Rebel Group shall repay the principal amount of the Loan (to the extent actually received by Rebel Group in accordance with this Agreement and to the extent that it has not been converted pursuant to Clause 7 (Conversion) below) within 7 Business Days immediately following 4 May 2018 (the “Maturity Date”).

4.2	TCK shall at his sole and absolute discretion have the option to extend the term of the Loan from the Maturity Date to 4 May 2019 (the “Extended Maturity Date”).

5	INTEREST

5.1	Subject to Clause 5.2 below, Rebel Group shall pay interest on any outstanding portion of the Loan at the rate of ten percent. (10%) per annum until the date on which the Loan is fully repaid or converted into Conversion Shares. For the avoidance of doubt, interest of United States Dollars SevenThousand Five Hundred (US$7,500) is payable every quarter (on 4th August 2017, 4th November 2017, 4th February 2018 and 4th May 2018 and if the term of the Loan is extended to the Extended Maturity Date, on 4th August 2018, 4th November 2018, 4th February 2019 and 4th May 2019).

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5.2	If any sum becomes due for payment under or pursuant to this Agreement on a day which is not a Business Day, full payment shall be made on the next succeeding Business Day.

6	GUARANTEE AND INDEMNITY

6.1	LKK irrevocably:

(i)	guarantees to TCK punctual payment by Rebel Group of all of Rebel Group’s obligations under this Agreement;

(ii)	undertakes with TCK that whenever Rebel Group does not punctually pay any amount when due under or in connection with this Agreement, that LKK shall immediately on demand pay that amount as if he was the principal borrower in respect of that amount; and

(iii)	agrees with TCK that if any obligation guaranteed or expressed to be guaranteed by him is or becomes unenforceable, invalid or illegal, he will, as an independent and primary obligation, indemnify TCK immediately on demand against any cost, loss or liability which TCK incurs as a result of Rebel Group not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by Rebel Group under this Agreement on the date when it would have been due. The amount payable by LKK under this indemnity will not exceed the amount he would have to pay under this Clause 6 if the amount claimed had been recoverable on the basis of a guarantee.

6.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by Rebel Group under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

6.3	If any discharge, release or arrangement (whether in respect of the obligations of Rebel Group or any security for those obligations or otherwise) is made by TCK in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of LKK under this Clause 6 will continue or be reinstated as if such discharge, release or arrangement had not occurred.

6.4	The obligations of LKK under this Clause 6 will not be affected by an act, omission, matter or thing which, but for this Clause 6, would reduce, release or prejudice any of its obligations under this Clause 6 (without limitation and whether or not known to it or TCK) including:

(i)	any time, waiver or consent granted to, or composition with Rebel Group, LKK or any other person;

(ii)	the release of Rebel Group, LKK or any other person under the terms of any composition or arrangement with any creditor of Rebel Group, LKK or any other person;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of Rebel Group, LKK or any other person, any non-execution of this Agreement by Rebel Group, LKK or any other person, or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Rebel Group, LKK or any other person;

(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of this Agreement or any other document or security including any change in the purpose of, any extension of or increase in any loan or the addition of any new loans under any agreement or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security;

(vii)	any insolvency or similar proceedings.

(viii)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Party or other person under this Agreement resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order;

(ix)	anything done or not done by TCK in exercising its rights under this Agreement;

(x)	TCK obtaining a judgement against Rebel Group in any court for performance of any obligation under this Agreement;

(xi)	TCK agreeing to Rebel Group making an assignment for the benefit of Rebel Group’s creditors or any arrangement with creditors under insolvency laws; or

(xii)	any arrangement made between TCK and Rebel Group with or without the consent of LKK.

6.5	LKK waives any right he may have of first requiring Rebel Group (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from LKK under this Clause 6. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

6.6	The guarantee under this Clause 6 is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by TCK.

7	CONVERSION

7.1	TCK shall be entitled to convert the Loan into Conversion Shares on the terms set out below (the “Conversion Right”).

7.2	Subject to Clause 7.1, the Conversion Right can be exercised at any time for the period commencing on the date hereof and ending on either of (a) 14 days after the Maturity Date or (b) 14 days after the Extended Maturity Date (if the repayment of the Loan is extended in accordance with Clause 4 above) (the “Conversion Period”), in full and not in part, by TCK serving a Conversion Notice on Rebel Group. A Conversion Notice, once received by Rebel Group, shall be irrevocable.

7.3	For the purposes of Clauses 7.1 and 7.2, the Conversion Shares shall be calculated as follows:

(i)	in the event that the Conversion Right is exercised within 7 Business Days immediately following the Maturity Date, it shall result in TCK being issued the Conversion Shares based on the share price of USD0.50 per share.

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(ii)	in the event that the Conversion Right is exercised after the Maturity Date but within 7 Business Days immediately following the Extended Maturity Date, it shall result in TCK being issued the Conversion Shares based on the share price of USD0.60 per Share.

7.4	Upon receipt by Rebel Group of the Conversion Notice and its enclosures, in each case duly executed by TCK:

(i)	Rebel Group shall allot and issue, on or prior to the date falling 10 Business Days after the date of the Conversion Notice (the “Conversion Date”), in favour of TCK the Conversion Shares; and

(ii)	TCK shall be deemed to have applied and subscribed for the Conversion Shares at a total consideration equal to the principal sum of the Loan, and the Loan shall be deemed to be fully discharged and released simultaneously upon the allotment of the Conversion Shares to TCK.

7.5	On the Conversion Date, Rebel Group shall deliver to TCK the following:

(i)	the definitive share certificate in respect of the Conversion Shares (credited as fully paid-up); and

(ii)	a certified true copy of the updated register of members of Rebel Group with TCK’s name entered thereon as a member of Rebel Group in respect of the Conversion Shares.

8	SUBSCRIPTION, ISSUE AND ALLOTMENT OF SHARES TO TCK

8.1	Subject to the terms and conditions of this Agreement, on the Completion Date, TCK, relying on the representations, warranties, undertaking and indemity by Rebel Group, Pure Heart and LKK contained in this Agreement shall subscribe in cash for, and Rebel Group shall issue and allot the Subscription Shares based on the share price of USD0.50 to TCK at the aggregate Subscription Price of US$700,000.

8.2	The Subscription Shares shall be allotted and issued by Rebel Group free from all claims, charges, liens, options, pledges and other encumbrances on the Completion Date.

9	CONDITIONS PRECEDENT

9.1	The issue and allotment of the Subscription Shares is conditional upon the following conditions (“Conditions”) having been fulfilled (or waived):

(i)	the approval of the board of directors (and if required, the shareholders) of each Party for the entering into of this Agreement and other related transactions as may be required in relation thereto;

(ii)	the clearance by OTCQX and/or OTCQB if required, of the transactions contemplated in this Agreement;

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(iii)	all applicable governmental or regulatory approvals being obtained, including but not limited to any OTCQX or OTCQB requirements, for the issue and allotment of the Subscription Shares.

9.2	If at any time Rebel Group or LKK shall become aware of a fact or circumstance which might prevent any of the Conditions from being satisfied, it shall immediately inform TCK.

9.3	A Party shall notify the other Party promptly in writing upon either:

(i)	waiving a Condition; or

(ii)	being satisfied that a Condition has been fulfilled.

10	PAYMENT AND COMPLETION

10.1	Completion for the subscription, allotment and issuance of the Subscription Shares shall take place at such venue as the Parties may agree on the Completion Date.

10.2	On the Completion Date, Rebel Group shall deliver to TCK:

(i)	a certified true copy of the shareholders’ resolution (a) approving the allotment and issue of the Subscription Shares to TCK and authorising the Board of Directors to allot and issue the Subscription Shares to TCK and (b) appointing TCK as an independent non-executive director of Rebel Group;

(ii)	a certified true copy of the resolutions of the Board of Directors approving the allotment and issue of the Subscription Shares to TCK;

(iii)	the duly issued share certificates in respect of the Subscription Shares;

(iv)	a certified true copy of the constitutional documents of Rebel Group;

10.3	Rebel Group shall duly file with the Florida corporate regulatory authority and/or any other appropriate governmental authority all relevant documents, returns, notifications and instruments in relation to the subscription for, allotment and issue of the Subscription Shares as soon as possible, and in any event within the time period stipulated in any relevant U.S. legislation or regulations.

10.4	On the Completion Date, TCK shall pay to Rebel Group the aggregate Subscription Price for the Subscription Shares, such payment to be made by way of cashier’s order or such other form of payment as Rebel Group may deem to be acceptable.

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11	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

11.1	Each of Rebel Group, Pure Heart and LKK jointly and severally represent and warrant to TCK that as at the date hereof:

(i)	It/he has the legal right and full power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby, and all necessary actions have been taken to authorise the execution, delivery and performance of this Agreement and all other documents to be executed and delivered by Rebel Group in connection therewith;

(ii)	this Agreement constitutes its/his valid and legally binding obligations, enforceable against it/him in accordance with its/his terms;

(iii)	the execution and delivery of, and the performance by it of its obligations under this Agreement do not and will not:

a)	infringe, or constitute a default under, any instrument, contract, document or agreement to which it/he is a party or by which it/he or its/his assets are bound; or

b)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body to which it/he is a party or by which it/he or its/his assets are bound, whether in Singapore, United States or elsewhere; and

(iv)	it/he is not insolvent or unable to pay its/his debts (including subordinated or contingent debts), nor will it/he become so in consequence of entering into this Agreement and/or performing any transaction contemplated by this Agreement.

11.2	Each of Rebel Group, Pure Heart and LKK further jointly and severally represent, warrant and undertake to TCK that:

(i)	the Conversion Shares to be allotted and issued pursuant to the exercise of the Conversion Right are validly authorised but unissued Shares which Rebel Group shall, on the exercise of the Conversion Right by TCK, have full authority to allot and issue and are not subject to any pre-emptive or other similar rights of Shareholders (and if so subject, such rights shall have been duly waived by all the Shareholders for the time being), and when allotted, issued and paid up pursuant to the terms of this Agreement, will be validly issued and fully paid Shares which will not be subject to further call;

(ii)	the Conversion Shares shall be issued free from all Encumbrances and will be freely transferable (save to the extent restricted in Rebel Group’s constitutional documents and applicable laws and regulations, if any) and shall rank pari passu in all respects with all other Shares in issue at the time of the allotment of the Conversion Shares (save to the extent, if any, otherwise provided in Rebel Group’s constitutional documents and applicable laws and regulations);

(iii)	all written information and documents provided by Rebel Group, its officers, representatives and/or its advisers (whether or not included in this Agreement) are when provided true and accurate in all material aspects and not misleading; and

(iv)	from the date of this Agreement to the earlier of:

(a)	the Maturity Date or Extended Maturity Date (as the case may be); and

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(b)	the allotment date of the Conversion Shares to TCK,

it/he will promptly notify TCK in writing of any changes to the share capital structure of Rebel Group, and the issue or grant of any option, right and/or convertible (whether exercisable now or in future and whether contingent or not) by Rebel Group to call for the allotment, conversion, issue, sale or transfer of any of the Shares.

11.3	Each of Rebel Group and LKK jointly and severally warrant that:

(i)	Rebel Group is or will on Completion Date be entitled to or is otherwise able to allot and issue to TCK the Subscription Shares on the terms and conditions of this Agreement without the consent of any person;

(ii)	that the Subscription Shares will on issue have been validly authorised, such Subscription Shares are not or will not be subject to any pre-emptive rights of any person, and when allotted and issued will be validly allotted and issued as preference shares which are free from all and any Encumbrance; and

(iii)	no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of Rebel Group under any option or other agreement (including conversion rights and rights of pre-emption).

11.4	Save as disclosed to TCK in writing, Rebel Group hereby represents and warrants to TCK and his successors in title that as at the date of this Agreement and for each day up to and including the date of Completion, each of the representations and warranties set out in Annex B (“Warranties”) is true and accurate in all respects and there is no information the omission of which might make any of such representations and warranties misleading or inaccurate in any respect.

11.5	Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement or any other paragraph of Annex B. The Warranties given hereunder shall continue after the Completion Date and shall not in any respect be extinguished or qualified in any way affected except by a specific and duly authorised written waiver or release by TCK.

11.6	If at Completion, it shall be found that any of the Warranties has not been carried out or complied with to the satisfaction of TCK or is otherwise untrue or misleading in any respect, TCK shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to the other Parties to terminate this Agreement and/or his obligation to subscribe for the Subscription Shares, but failure to exercise this right shall not constitute a waiver of any other rights of TCK or his successors in title arising out of any breach of a Warranty.

11.7	Each of Rebel Group and LKK hereby jointly and severally covenants to TCK to indemnify and hold harmless TCK from and against any and all losses, damages, charges, costs and expenses of whatever nature which TCK may at any time and from time to time sustain, incur or suffer as a direct result of or arising out of a breach or breaches of the representations, warranties and undertakings contained in this Agreement.

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11.8	TCK represents and warrants to Rebel Group that as the date hereof:

(i)	this Agreement has been duly executed and delivered by TCK and constitutes a valid and legally binding obligation of TCK, enforceable in accordance with its terms; and

(ii)	he has full legal right and capacity to execute and deliver this Agreement and perform the transactions contemplated hereby.

12	EVENTS OF DEFAULT

12.1	Each of the following events or circumstances is an Event of Default:

(i)	Rebel Group commits any material breach of its obligations under this Agreement or any representation or warranty given in this Agreement is false or inaccurate in any material respect, and, if remediable, fails to remedy such breach within 14 days from the service of written notice by TCK notifying such breach;

(ii)	Rebel Group is adjudicated to be insolvent or if applicable, enters into a scheme of arrangement or composition with or assignment for the benefit of all or any class of creditors or any order is made by any competent court or other appropriate authority or any resolution is passed for the winding-up of Rebel Group or for the appointment of a judicial manager, liquidator or provisional liquidator, receiver or receiver and manager, trustee or similar officer of the whole or any part of the undertakings, assets, rights or revenue of Rebel Group;

(iii)	any expropriation, attachment, sequestration, distress or execution which affects any asset or assets of Rebel Group is not discharged within one (1) month; or

(iv)	it is or becomes unlawful for Rebel Group to perform any of its obligations under this Agreement.

12.2	On and at any time after the occurrence of an Event of Default TCK may, by notice to Rebel Group, declare that all or part of the Loan (to the extent actually received by Rebel Group in accordance with this Agreement and to the extent unconverted pursuant to the exercise of the Conversion Right) be immediately due and payable, whereupon they shall become immediately due and payable.

13	CONFIDENTIALITY

13.1	Each Party agrees to keep strictly confidential, and under no circumstances disclose to any person who is not a Party, any confidential information and discussions relating to, arising from or in connection with this Agreement unless such disclosure is expressly permitted by the prior written consent of the other Parties, which shall not be unreasonably withheld.

13.2	The obligations in this Clause 10 shall not apply to:

(i)	any information obtained which becomes generally known to the public, other than by reason of any willful or negligent act or omission of the disclosing Party or any of its agents, advisers, directors, officers, employees or representatives;

(ii)	any information which is required to be disclosed to a Party pursuant to judicial proceedings, any applicable laws, or rules and regulations of any regulatory authority; and

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(iii)	any information disclosed by a Party to its respective professional advisers or its directors, officers and shareholders for the purpose of entering into, performing, or exercising its obligations under this Agreement, provided that the disclosing Party procures such persons to be made aware or agree to be bound by the provisions under this clause.

13.3	Notwithstanding Clause 10, each Party’s obligations under this clause shall apply without limitation in time and shall survive termination of this Agreement.

14	NOTICES

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by local courier or by email or facsimile transmission to the intended recipient thereof at its or his address or email address or facsimile number, and marked for the attention of such person (if any), designated by it or him for the purposes of this Agreement. The initial address, email address or facsimile number and person (if any) so designated by the Parties are set out below:

Rebel Group, Inc.

Address	:	7500A Beach Road, Unit 12-313, The Plaza, Singapore 199591
Email	:	kkleong@rebelfc.com.sg
Facsimile	:	63387806
Attention:	:	Mr. K K Leong

Pure Heart

Address	:	7500A Beach Road, Unit 12-313, The Plaza, Singapore 199591
Email	:	justin@rebelfc.com.sg
Facsimile	:	63387806
Attention:	:	Leong Aan Yee, Justin

LKK

Address	:	65 Shelford Road #02-11 Shelford Regency, Singapore 288455
Email	:	kkleong@rebelfc.com.sg
Facsimile	:	63387806
Attention:	:	Mr. K K Leong

TCK

Address	:	Apt Blk 4 Sago Lane #14-103 Singapore 050004.
Email	:	mephistkyle@gmail.com
Attention	:	Mr C K Teng

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15	COSTS

Rebel Group Inc shall bear its own Taxes, legal costs, and any other costs and expenses incurred in connection with this Agreement.

16	FURTHER ASSURANCE

Each Party shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

17	ASSIGNMENT

Each Party shall not assign or transfer any of its rights (including the Loan and the right to the repayment thereof and the Conversion Right), undertakings, agreements, duties, liabilities or obligations under this Agreement without the prior written consent of the other Parties.

18	TIME OF ESSENCE

Time shall be of the essence of the obligations to be performed by the Parties under this Agreement.

19	ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

20	VARIATION

No variation, supplement, deletion or replacement of or from this Agreement or any of its items shall be effective unless made in writing and signed by or on behalf of each Party.

21	NON-WAIVER

No failure to exercise, nor any delay in exercising any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22	SEVERANCE

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

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23	THIRD PARTIES

The Contracts (Rights of Third Parties) Act, Chapter 53B shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right under the Contracts (Rights of Third Parties) Act, Chapter 53B to enforce this Agreement.

24	COUNTERPARTS

This Agreement may be signed in any number of counterparts, and by the Parties on separate counterparts, each of which when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, such as a PDF, shall be effective as delivery of a manually executed counterpart of this Agreement, with original signatures to follow.

25	GOVERNING LAW AND DISPUTE RESOLUTION

25.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Singapore.

25.2	The Parties irrevocably agree to submit to the exclusive jurisdiction of the courts of Singapore in all matters arising in connection with this Agreement.

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ANNEX A

CONVERSION NOTICE

Date	:	[●]

To	:	Rebel Group Inc.
7500A Beach Road,
Unit 12-313, The Plaza,
Singapore 199591

Attn	:	The Board of Directors

Dear Sirs

CONVERSION OF THE LOAN

1.	I, [●], hereby irrevocably exercise my conversion rights in respect of the Investment Agreement (the “Agreement”) dated [●] 2017 made between (1) yourselves, (2) Pure Heart Entertainment Pte Ltd, (3) Leong Khian Kiee and (4) myself in accordance with Clause 7 (Conversion) of the Agreement. Terms defined and references construed in the Agreement shall have the same meaning and construction in this notice.

2.	I hereby irrevocably request that the Loan be converted in accordance with Clause 7 (Conversion), and hereby give you notice that the Conversion Amount is United States Dollars Three Hundred Thousand (US$300,000) and that the number of Conversion Shares to be issued and allotted to me is [ ] new ordinary shares in the capital of Rebel Group Inc.

Yours faithfully,

Name:

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ANNEX B

WARRANTIES

1.	Information

All written information disclosed by Rebel Group or its directors or auditors or financial advisers or consultants to TCK or his representatives in the course of the negotiations leading to this Agreement was when given true, complete and accurate in all material respects or has been corrected by other written information subsequently given to TCK or his representatives and Rebel Group is not aware of any fact or matter not disclosed in writing to TCK which renders any such information untrue, inaccurate or misleading in any material respect of the disclosure of which might reasonably affect the willingness of the Subscriber to subscribe for the Subscription Shares or the terms upon which TCK would be wiling to subscribe for them.

2.	Accounts

(a)	As at Completion, the audited and unaudited accounts of Rebel Group covering the period from the date of incorporation of Rebel Group up to 31 December 2016 (the “Accounts Date”) delivered to TCK (the “Accounts”) have been prepared so as to give a true and fair view of the state of affairs of Rebel Group and do not materially misstate the assets and liabilities of Rebel Group at the date of the Accounts nor the profits or losses for the period concerned.

(b)	Save as disclosed to TCK in writing, Rebel Group does not have any outstanding loan capital, nor any debt, nor is it engaged in financing of a type which would not be required to be shown or reflected in the Accounts, nor has it, borrowed any money which it has not repaid.

(c)	There are no liabilities (including contingent liabilities) which are outstanding on the part of Rebel Group, other than those liabilities disclosed in the Accounts or which have arisen in the ordinary course of business since the date of Accounts.

(d)	There has been no revaluation of any assets, fixed or otherwise, of Rebel Group from the value of those assets stated in the Accounts.

(e)	No value was attributed in the Accounts to any assets which was not beneficially owned by Rebel Group at the date of the Accounts or which, in the case of fixed assets, were not in full and exclusive use for the purposes of Rebel Group’s business.

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(f)	The stock-in-trade and work-in-progress were valued in the Accounts at figures not exceeding the amounts which could in the circumstances existing at the date of the Accounts, reasonably be expected to be realised in the ordinary and usual course of carrying on the business of Rebel Group (net of selling and distribution costs).

(g)	The profits and losses of Rebel Group for the period ended on the date of the Accounts as shown by the Accounts and the trend of profits and losses shown by such accounts have not (except as fairly disclosed in such accounts) been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits and losses for all or any of such periods exceptionally high or low.

(h)	Full provision or reserve has been made in the Accounts for all Taxation liable to be assets on Rebel Group or for which Rebel Group is or may become accountable in respect of:

(i)	profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the date of Accounts; and

(ii)	any transactions effected or deemed to be effected on or before the date of the Accounts, or provided for in the Accounts.

(i)	Full provision for deferred Taxation has been made in the Accounts in accordance with accounting principles, standards and practices generally accepted in USA at the relevant date of the Accounts.

3.	Changes since Accounts Date

Rebel Group (a) is a corporation duly organised and validly existing under the laws of Florida, USA (b) has full corporate power to carry on its business as it is now conducted, and (c) is entitled to own, lease or operate the properties and assets it now owns, leases and operates.

Since the Accounts Date, save as disclosed in writing by Rebel Group to TCK or in the Accounts (if any):

(a)	it has not carried on any business other than the existing business of Rebel Group;

(b)	its business has been lawfully carried on in the ordinary course;

(c)	there has been no material adverse change in its financial position, operations, assets or prospects and no event, fact or matter has occurred which will give rise to any such change;

(d)	its business has not been materially and adversely affected by the loss of any important customer or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects;

(e)	it has not repaid any shareholders loan or inter-Rebel Group loan owing by it or paid any accrued directors’ fees to any of its directors, whether in the ordinary and usual course of business or not;

(f)	no dividend or other distribution has been declared, made or paid to its members;

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(g)	no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued;

(h)	it has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

(i)	it has not made or received any surrender relating to group relief or any surrender of a Tax refund;

(j)	no insurance claims have been refused or settled below the amount claimed;

(k)	it has not entered into any unusual, long term and onerous commitments and contracts; and

(l)	it has not disposed of any assets which are material for the business of Rebel Group.

4.	Litigation

(a)	Rebel Group is not present engaged whether as plaintiff or defendant or otherwise any legal action, proceeding or arbitration or being prosecuted for any criminal offence and no such legal action, proceeding, arbitration or prosecution is pending or threatened by or against Rebel Group (or any person for whose acts or defaults Rebel Group may be vicariously liable).

(b)	There are no circumstances known to Rebel Group which, to the best knowledge of Rebel Group, are likely to lead to any such claim or legal action, proceeding or arbitration or prosecution against Rebel Group.

(c)	Neither Rebel Group, nor any of the properties, assets or operations which it owns or in which it is interested, is subject to any continuing injunction, judgment or order of any Court, arbitrator, governmental agency or regulatory body, nor in default under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any Court.

5.	Taxation

(a)	Rebel Group has not been the subject of an investigation, discovery or access order by or involving any Taxation authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

(b)	All returns, computations, notices and information which are or have been required to be made or given Rebel Group for any Taxation purpose:

(i)	have been made or given within the requisite periods and on a proper basis and are up-to-date and correct; and

(ii)	none of them is, or is likely to be, the subject of any dispute with the Inland Revenue or other Taxation authorities.

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(c)	Rebel Group is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any transaction occurring on or before the Completion Date.

(d)	No transaction has been effected by Rebel Group in respect of which any consent or clearance from the relevant Taxation authorities or other governmental authorities was required or was or could have been sought (i) without such consent or clearance having been validly obtained before the transaction was effected, (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance, and (iii) otherwise than at a time when in circumstances in which such consent or clearance was valid and effective.

(e)	All particulars furnished to the relevant Taxation authorities or other governmental authorities, in connection with the application for any consent or clearance by Rebel Group, fully and accurately disclosed all facts and circumstances relevant to the decision of the relevant Taxation authorities.

(f)	Rebel Group has not paid nor has any director or officer of Rebel Group paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

(g)	Rebel Group has complied in all respects with all statutory provisions relating to Taxation and requiring the deduction of Tax from any payment made by it, and has properly accounted for, and remitted or paid to the Inland Revenue or other Taxation authorities within the time required.

(h)	Rebel Group has not since its incorporated engaged in, or been a party to, any transaction or series of transaction or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in liability to, Taxation.

(i)	All documents to which Rebel Group is a party or which form part of Rebel Group’s title to any asset owned or possessed by it or which it may need to enforce or produce in evidence in the courts of Singapore have been duly stamped and (where appropriate) adjudicated.

6.	Employees

(a)	There are no amounts owing to any present or former director of Rebel Group other than any amounts reimbursable to such director for any expenses properly incurred by such director in the ordinary course of performing his duties as a director or employee.

(b)	There are no employees employed in Rebel Group other than those whose details have been disclosed in writing to TCK.

(c)	Full details, in relation to Rebel Group, of the terms of all consultancy and employment agreements have been disclosed in writing to TCK.

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(d)	To the best knowledge of Rebel Group, no liability has been incurred, and no liability is expected to be incurred, by Rebel Group for breach of any contract of employment or consultancy agreement with any employee or consultant, including redundancy payments, protective awards, compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee.

(e)	Save as disclosed in writing to TCK, Rebel Group has not made or agreed to make any payment or provided or agreed to provide any benefit to any employee or consultant or former employee or consultant or any dependant of any such persons in connection with the proposed termination or suspension of employment or variation of any contract of employment or consultancy agreement of any such employee or consultant or former employee or consultant.

7.	Debts to, and Contracts with, Connected Persons

(a)	There are:

(i)	no loans made by Rebel Group to its shareholders and/or directors or any affiliate of a shareholder or director (each a “Connected Person”);

(ii)	no debts owing to Rebel Group by any Connected Person;

(iii)	no securities for any such loans or debts as aforesaid; and

(iv)	no claim or circumstance which may reasonably be expected to give rise to a claim against Rebel Group by any Connected Person or employee of Rebel Group.

(b)	There are no existing contracts or arrangement to which Rebel Group is a party and in which any shareholder and/or any director is interested.

(c)	No director has any right or interest, direct or indirect, in any business other than those now carried on by Rebel Group which is of a similar nature to or is, or is likely to become, competitive with any of the businesses or any proposed new business of Rebel Group other than right or interest in shares or securities of any such public listed company which is listed and traded on any stock exchange where such right or interest does not exceed 4% of such public listed company’s total share capital.

8.	Capital Commitments, Unusual Contracts and Guarantees

Save as disclosed to TCK in writing or in the Accounts (if any) Rebel Group:

(a)	has no other capital commitments;

(b)	has not delegated any powers under a power of attorney which remains in effect;

(c)	has not entered into or is bound by any guarantee or indemnity under which any liability or contingent liability is outstanding;

(d)	is not or has not agreed to become a member of any joint venture, consortium, partnership or other unincorporated association; is or has agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income;

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(e)	is not a party to any agreement or arrangement of any nature whatsoever which restricts its freedom to carry on its business in any part of the world in any manner; or

(f)	is or has been a party to any contract, commitment, arrangement, transaction, understanding, obligation or liability which:

(i)	is outside the ordinary and usual course of business;

(ii)	is not wholly on an arm’s length basis;

(iii)	is of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms more than six months after the date it was entered into or undertaken or incapable of termination by Rebel Group on six months’ notice or less); or

(iv)	involves, or is likely to involve, obligations or liabilities which by reason of their nature or magnitude, ought reasonably to be made known to an intending investor in Rebel Group.

9.	Book Debts

Save as disclosed to TCK in writing or in the Accounts (if any), Rebel Group does not have any book debts.

10.	Title to Assets

Save as disclosed to TCK in writing or in the Accounts, if any:

(a)	the assets owned by Rebel Group comprise all the assets necessary to enable Rebel Group to carry on its business in the ordinary course as carried on up to the present time and no such assets are used wholly or partly for any purpose other than its business.

(b)	all assets of Rebel Group, including all debts due to Rebel Group which have been represented as being the property of or due to Rebel Group or used or held for the purposes of its business, were on the relevant date the absolute property of Rebel Group and (save for those subsequently disposed of or realised in the ordinary and usual course of business) all such assets and all assets and debts which have subsequently have been acquired or arisen are the absolute property of Rebel Group and none is the subject of any assignment or Encumbrance (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire purchase, conditional sale or credit sale agreement.

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(c)	all such assets are, where capable of possession, in the possession of or under the control of Rebel Group or Rebel Group is entitled to take possession or control of such assets.

(d)	The property, rights and assets owned, leased or otherwise used by Rebel Group comprise all the property, rights and assets necessary or convenient for the carrying on of the business of Rebel Group fully and effectively in the manner in, and to the extent to, which it is presently conducted.

11.	Property, Leases

(a)	Rebel Group has not entered into any leases, tenancies, licenses, concessions, agencies and agreements of whatsoever nature.

(b)	Rebel Group does not own any real property.

12.	Statutory and Other Requirements, Consents and License

(a)	Rebel Group has carried on its business in accordance with applicable laws, regulations and bylaws in the countries it operates and there is no investigation or enquiry by, or order, decree or judgment of, any court or any government agency or regulatory body outstanding or anticipated against Rebel Group.

(b)	There is no investigation disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or to the best knowledge of Rebel Group, anticipated against Rebel Group or any person for whose acts or defaults it may be vicariously liable.

(c)	Rebel Group has not received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable law, bye-law or regulation, or requiring it to take or omit any action.

(d)	None of the directors, officers, agents, employees or other persons acting on behalf of Rebel Group has been party to the use of any of the assets of Rebel Group for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; to the making of any false or fictitious entries in the books or records of Rebel Group; or to the making of any unlawful or undisclosed payment.

13.	Books and Records

The statutory records, registers and books and the books of account of Rebel Group have been properly kept, are duly entered up and maintained in accordance with all legal requirements applicable thereto on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which Rebel Group is a party) which are the property of Rebel Group or ought to be in its possession are in its possession (or under its control) and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Registrar of Companies or any other authority have been duly and correctly delivered or made.

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14.	Options on Share Capital or Assets

There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance on, over or affecting the shares or capital in, or any of the assets or businesses of, Rebel Group and there is no agreement or commitment to give or create any of the foregoing.

15.	Intellectual Property

For the purposes of this paragraph of Schedule 3:

“Business IP” means all Intellectual Property which has been used in the business of Rebel Group;

“Intellectual Property” means trademarks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Know-how” means confidential, industrial and commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Licensed Business IP” means Business IP other than Owned Business IP; and

“Owned Business IP” means Business IP which is owned by Rebel Group.

(a)	All Business IP is either legally and beneficially owned by Rebel Group or lawfully used with the consent of the owner.

(b)	All Owned Business IP is not being infringed or attacked or opposed by any person.

(c)	All Business IP is not subject to any Encumbrance or any licence or authority in favour of another.

(d)	The Owned Business IP is valid and enforceable.

(e)	There has been and is no misuse of Know-how by Rebel Group and Rebel Group has not made any disclosure of Know-how to any person other than TCK, except property and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

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(f)	Neither entering into, nor compliance with, nor completion of this Agreement will, or is likely to result in a breach of, or give any third party a right to terminate or vary any license to use any Licensed Business IP.

(g)	No moral rights have been asserted or, to the best knowledge of Rebel Group, are likely to be asserted which would affect the use of any of the Business IP.

(h)	The Business IP comprises all the rights and interests in Intellectual Property necessary or convenient for the carrying on of the business of Rebel Group in the manner in and to the extent to which it is presently conducted.

16.	Banking and Finance

Save as disclosed in writing to TCK:

(a)	Rebel Group has no liabilities in the nature of borrowings or in respect of debentures or negotiable instruments other than cheques drawn in the ordinary course of business on its bank accounts and is not a party to any loan agreement, facility letter or other agreement for the provision of credit or financing facilities to it or any agreement for the sale, factoring or discounting of debts.

(b)	Rebel Group has not given or undertaken to give any security or guarantee for any liability of any person.

17.	Material Contracts

Save as disclosed in writing to TCK, Rebel Group has not entered into any Material Contract. As used herein, “Material Contract” means an agreement or arrangement to which Rebel Group is a party or is bound by and which is of material importance to its business, affairs, operations, assets, profits or financial condition.

18.	Insolvency, etc

(a)	No order has been made or petition presented or resolution passed for the winding-up or administration of Rebel Group and to the best knowledge of Rebel Group, there are no grounds on which any person would be entitled to have Rebel Group wound-up or placed in administration, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of Rebel Group to consider a resolution to wind up Rebel Group or any other resolutions, nor has any step been taken in relation to Rebel Group under the law relating to insolvency or the relief of debtors in any part of the world.

(b)	No petition has been presented or other proceedings have been commenced for an administration or judicial management order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body) in relation to Rebel Group, nor has any such other been made.

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(c)	No receiver (including an administrative receiver), liquidator, judicial manager trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of Rebel Group and no step has been taken for or with a view to the appointment of such a person.

(d)	In relation to any property or assets held by Rebel Group under any hire purchase, conditional sale, chattel leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the property or assets concerned or terminate the agreement or any license in respect of the same.

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IN WITNESS WHEREOF this Agreement has been duly executed on the date stated at the beginning of this Contract.

REBEL GROUP

Signed by: For and on behalf of REBEL GROUP INC.

In the presence of:

Witness name:
Passport Number:
Address:

PURE HEART

Signed by: Leong Aan Yee, Justin (Director) For and on behalf of PURE HEART ENTERTAINMENT PTE LTD

In the presence of:

Witness name:
Passport Number:
Address:

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LKK

Signed by: LEONG KHIAN KIEE In the presence of:

Witness name:
Passport Number:
Address:

TCK

Signed by: TENG CHEE KEONG In the presence of:

Witness name:
Passport Number:
Address:

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